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                            OPINION RE TAX MATTERS.

                                                                     EXHIBIT 8.1

                      [Letterhead of Lewis & Kappes, P.C.]

                                                               December 19, 2003

Alanar Real Estate
Investment Trust 1 Corporation
101 South Main Street
Sullivan, Indiana  47882

Ladies and Gentlemen:

     We have acted as federal income tax counsel to Alanar Real Estate Investment Trust 1 ("you"), in connection with the issuance by you of up to 2.5 million shares of your common stock. In that capacity, you have requested our opinion regarding your ability to elect to be treated for United States federal income tax purposes as a real estate investment trust (a "REIT"), within the meaning of Section 856(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     In rendering our opinion, we have relied upon statements contained in the letter from you dated [_____], 2003 and delivered in connection with this opinion (the "Representation Letter"). We have assumed, without independent verification or inquiry, that the statements made in the Representation Letter are true and correct and that the Representation Letter has been executed by an appropriate and authorized officer of yours.

     In connection with this opinion, we have reviewed copies of the registration statement on Form S-11 (Registration No. 333 [_____]) filed by you under the Securities Act of 1933, as amended, with the Securities and Exchange Commission on [_____], 2003 and a copy of the related prospectus including any documents incorporated by reference into such prospectus (the "Prospectus") and have reviewed and relied upon originals or copies of such other agreements and documents as we deemed necessary or appropriate for purposes of the opinion rendered in this letter. In performing such review we have assumed the genuineness of all signatures on all documents reviewed by us, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. In making our examination of any documents executed, or to be executed, by the parties indicated in such documents, we have also assumed, without independent verification or inquiry, that each party has, or will have, the power, corporate or other, to enter into and perform all obligations under such documents, and have assumed the due authorization by all requisite action, corporate or other, and execution and delivery by each party indicated in the documents and that such documents constitute, or will constitute, valid and binding obligations of each such party, and that the transactions contemplated by such documents will be consummated in accordance with the terms of such documents.


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     Subject to the qualifications, exceptions and limitations contained in this letter, we are of the opinion that, commencing with your taxable year ending on December 31, 2003, you will be owned and organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and your proposed method of operation will enable you to meet the requirements for qualification and taxation as a REIT under the Code.

     Your qualification as a REIT will depend upon your satisfaction, through actual operating results, distribution levels, diversity of stock ownership and otherwise, of the applicable asset composition, source of income, shareholder diversification, distribution, recordkeeping and other requirements of the Code necessary for a corporation to qualify as a REIT. No assurance can be given that the actual results of your operations for any taxable year will satisfy all requirements. We do not undertake to monitor whether you actually will satisfy the various qualification tests, and we express no opinion as to whether you actually will satisfy such various qualification tests.

     We confirm that the statements contained in the Prospectus under the caption "Federal Income Tax Consequences of Our Status as a REIT," insofar as such statements constitute a summary of the legal matters referred by us and are correct in all material respects.

     This opinion is based on the Code, existing and proposed Treasury Regulations promulgated under the Code, judicial authorities and current administrative rulings, and such other laws and authorities as we have deemed relevant and necessary, all of which are subject to change, possibly with retroactive effect, and differing interpretation. There can be no assurance, moreover, that the opinion expressed in this letter will be accepted by the Internal Revenue Service or, if challenged, by a court of law. A change in the authorities or the accuracy or completeness of any of the information, documents, certificates, statements, representations, covenants, or assumptions on which this opinion is based could adversely affect the conclusions set out in this opinion. This opinion is expressed as of the date of this letter, and we undertake no obligation to supplement or revise our opinion to reflect any changes in applicable law (including changes that have retroactive effect) or in any information, document, certificate, record, statement, representation, covenant, or assumption relied upon by us in rendering this opinion that becomes incorrect or untrue. We have not considered and do not express any opinion other than that expressly set out above. Nor have we addressed the consequences, if any, under the law of any state, locality or foreign jurisdiction.

     We consent to the use of this letter as an exhibit to the Registration Statement and to the use of our name under the heading "Federal Income Tax Considerations of our Status as a REIT" in the Prospectus. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated under such act.



                                         Sincerely,


                                        LEWIS & KAPPES, P.C.